UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2013

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of Allscripts Healthcare Solutions, Inc. (the “Company”) voted on February 8, 2013 to amend the Company’s By-Laws and revise its Corporate Governance Guidelines. The amendments to the Company’s By-Laws revise the voting standard for the election of directors to provide that (i) in an uncontested election, each director will be elected by the vote of a majority of the votes cast with respect to his or her election, and (ii) in an election where the number of nominees exceeds the number of directors to be elected, each director will be elected by a plurality of the votes cast. In addition, as a result of the amendments to the Company’s Corporate Governance Guidelines, any nominee for director who fails to receive a majority of the votes cast with respect to his or her nomination in an uncontested election must tender his or her resignation as director. Any such resignation will be considered by the Board of Director’s Nominating and Governance Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines. The amendments to the Company’s By-Laws also (i) provide that a majority of the directors then in office will constitute a quorum at meetings of the Board of Directors, rather than a majority of the entire Board of Directors, (ii) provide that a majority of the directors then in office will be entitled to call special meetings of the Board of Directors, rather than a majority of the entire Board of Directors, (iii) provide that the By-Laws may be amended by a majority of the directors present and voting, rather than a majority of the entire Board of Directors and (iv) remove certain provisions that were no longer applicable following the management changes previously disclosed on December 19, 2012.

A copy of the amended and restated By-Laws is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	By-Laws of Allscripts Healthcare Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: February 13, 2013	By:	/s/ Richard J. Poulton
Richard J. Poulton
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	By-Laws of Allscripts Healthcare Solutions, Inc.